UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 7, 2015

LILIS ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-35330	74-3231613
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

216 16th Street, Suite #1350
Denver, CO	80202
(Address of Principal Executive Offices)	(Zip Code)

(303) 893-9000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On July 7, 2015, Lilis Energy, Inc. (“Lilis” or the “Company”) entered into a Settlement Agreement (the “Settlement Agreement”) with Great Western Operating Company, LLC (“Great Western”). The Company had previously filed a lawsuit against Great Western, the operator, in the Eighth Judicial District Court for Clark County, Nevada, on March 6, 2015. The dispute related to the Company’s interest in certain producing wells and the operator’s assertion that the Company’s interest was reduced and/or eliminated as a result of a purported default or a farm-out agreement. Underlying the dispute is the Joint Operating Agreement (“JOA”) which provides the parties with various rights and obligations.

The Settlement Agreement provides that upon Lilis’ payment to Great Western, net of the revenues owed to Lilis based on Lilis’ respective working interests in the subject wells of (i) the balance of its share of the costs and expenses of drilling, completion and operating costs of the subject wells, (ii) interest due on that amount and (iii) a penalty fee of $250,000, Lilis shall have its full rights restored in the subject wells and return to having all rights and obligations under the JOA. This includes the right to participate in any future proposed wells at Lilis’ full interest under the JOA as if Lilis had participated and paid its proportionate share of costs of the subject wells prior to the notices of default sent to the Company by Great Western. Pursuant to the JOA, Lilis will regain an approximately 50% working interest in each of two Wattenberg horizontal wells (1 Niobrara and 1 Codell), an approximately 33% working interest in a third well (Niobrara), and an approximately 50% working interest in the remaining leasehold.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 8, 2015	LILIS ENERGY, INC.

	By:	/s/ Kevin Nanke
Executive Vice President and Chief Financial Officer

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